$45,000,000



                                CREDIT AGREEMENT


                                   Dated as of
                                October 13, 1998


                                     between


                             U.S. HOME & GARDEN INC.



                                       and



                                 BANK OF AMERICA
                     NATIONAL TRUST AND SAVINGS ASSOCIATION

                                TABLE OF CONTENTS

Section                                                                     Page
                                                                            ----

ARTICLE I  DEFINITIONS                                                         1

1.1      Certain Defined Terms                                                 1
1.2      Other Interpretive Provisions                                        16
1.3      Accounting Principles                                                17

ARTICLE II  THE CREDITS                                                       18

2.1      Amounts and Terms of Commitments                                     18
2.2      Loan Accounts                                                        18
2.3      Procedure for Borrowing                                              18
2.4      Conversion and Continuation Elections                                19
2.5      Voluntary Termination or Reduction of Commitments                    19
2.6      Optional Prepayments                                                 20
2.7      Mandatory Prepayments of Loans; Mandatory Commitment
         Reduction                                                            20
2.8      Repayment                                                            21
2.9      Interest                                                             21
2.10     Fees                                                                 22
2.11     Computation of Fees and Interest                                     22
2.12     Payments by the Borrower                                             23
2.13     Security and Guaranty                                                23
2.14     Letters of Credit                                                    23

ARTICLE III  TAXES, YIELD PROTECTION AND ILLEGALITY                           27

3.1      Taxes                                                                27
3.2      Illegality                                                           28
3.3      Increased Costs and Reduction of Return                              28
3.4      Funding Losses                                                       29
3.5      Inability to Determine Rates                                         29
3.6      Certificates of Bank                                                 30
3.7      Survival                                                             30

ARTICLE IV  CONDITIONS PRECEDENT                                              30

4.1      Conditions of Initial Loans                                          30
4.2      Conditions to All Loans                                              32

ARTICLE V  REPRESENTATIONS AND WARRANTIES                                     33

5.1      Corporate Existence and Power                                        33
5.2      Corporate Authorization; No Contravention                            33
5.3      Governmental Authorization                                           34
5.4      Binding Effect                                                       34
5.5      Litigation                                                           34

5.6      No Default                                                           34
5.7      ERISA Compliance                                                     34
5.8      Use of Proceeds; Margin Regulations                                  35
5.9      Title to Properties                                                  35
5.10     Taxes                                                                35
5.11     Financial Condition                                                  35
5.12     Environmental Matters                                                36
5.13     Collateral Documents                                                 36
5.14     Regulated Entities                                                   36
5.15     No Burdensome Restrictions                                           37
5.16     Copyrights, Patents, Trademarks and Licenses, etc.                   37
5.17     Subsidiaries                                                         37
5.18     Insurance                                                            37
5.19     Solvency                                                             37
5.20     Swap Obligations                                                     37
5.21     Full Disclosure                                                      37
5.22     Year 2000                                                            38

ARTICLE VI  AFFIRMATIVE COVENANTS                                             38

6.1      Financial Statements                                                 38
6.2      Certificates; Other Information                                      39
6.3      Notices                                                              39
6.4      Preservation of Corporate Existence, Etc                             41
6.5      Maintenance of Property                                              41
6.6      Insurance                                                            41
6.7      Payment of Obligations                                               42
6.8      Compliance with Laws                                                 42
6.9      Compliance with ERISA                                                42
6.10     Inspection of Property and Books and Records                         42
6.11     Environmental Laws                                                   42
6.12     Use of Proceeds                                                      43
6.13     Guarantors                                                           43
6.14     Further Assurances                                                   43

ARTICLE VII  NEGATIVE COVENANTS                                               43

7.1      Limitation on Liens                                                  44
7.2      Disposition of Assets                                                45
7.3      Consolidations and Mergers                                           45
7.4      Loans and Investments                                                46
7.5      Limitation on Indebtedness                                           47
7.6      Transactions with Affiliates                                         47
7.7      Use of Proceeds                                                      47
7.8      Contingent Obligations                                               47
7.9      Joint Ventures                                                       48
7.10     Lease Obligations                                                    48
7.11     Restricted Payments                                                  48
7.12     ERISA                                                                48
7.13     Change in Business                                                   49

7.14     Accounting Changes                                                   49
7.15     Subordinated Debt                                                    49
7.16     Restrictive Agreements                                               49
7.17     Limitation on Voluntary Payments of Indebtedness                     49
7.18     Financial Covenants                                                  49

ARTICLE VIII  EVENTS OF DEFAULT                                               50

8.1      Event of Default                                                     50
8.2      Remedies                                                             52
8.3      Rights Not Exclusive                                                 53



ARTICLE IX  MISCELLANEOUS                                                     53

9.1      Amendments and Waivers                                               53
9.2      Notices                                                              53
9.3      No Waiver; Cumulative Remedies                                       53
9.4      Costs and Expenses                                                   53
9.5      Borrower Indemnification                                             54
9.6      Marshalling; Payments Set Aside                                      54
9.7      Successors and Assigns                                               55
9.8      Confidentiality                                                      55
9.9      Set-off                                                              55
9.10     Automatic Debits of Fees                                             55
9.11     Counterparts; Facsimile Signatures                                   56
9.12     Severability                                                         56
9.13     No Third Parties Benefited                                           56
9.14     Governing Law and Jurisdiction                                       56
9.15     Arbitration                                                          56
9.16     Entire Agreement                                                     58

  SCHEDULES

  Schedule 5.5                       Litigation
  Schedule 5.11                      Permitted Liabilities
  Schedule 5.12                      Environmental Matters
  Schedule 5.17                      Subsidiaries and Minority Interests
  Schedule 7.1                       Permitted Liens
  Schedule 7.5                       Permitted Indebtedness
  Schedule 7.6                       Affiliate Transactions
  Schedule 7.8                       Contingent Obligations


  EXHIBITS

  Exhibit A                          Form of Notice of Borrowing
  Exhibit B                          Form of Notice of Conversion/Continuation
  Exhibit C                          Form of Compliance Certificate
  Exhibit D                          Form of Legal Opinion of Borrower's Counsel
  Exhibit E                          Form of Guaranty
  Exhibit F                          Form of Security Agreement
  Exhibit G                          Form of Perfection Certificate

                                CREDIT AGREEMENT


     This CREDIT AGREEMENT, dated as of October 13, 1998, is between U.S. HOME & GARDEN INC., a Delaware corporation (the "Borrower"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "Bank").

     In consideration of the mutual agreements, provisions and covenants herein contained, the parties agree as follows:

     ARTICLE I DEFINITIONS

     1.1 Certain Defined Terms. The following terms have the following meanings:

     "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or the Subsidiary is the surviving entity.

     "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

     "Agreement" means this Credit Agreement.

     "Ampro" means Ampro Industries, Inc., a Michigan corporation.

     "Ampro Acquisition" means the acquisition by the Borrower of the outstanding capital stock of Ampro pursuant to, and on the terms set forth in, the documents with respect to such acquisition, in the form previously provided to the Bank with such changes as the Bank shall have approved, for a total consideration of approximately $29,000,000 plus Earn-out Amounts.

     "Applicable Margin" means

     (i)  with respect to Facility 1 Loans:

          (A)  for Base Rate Loans, 0.375%;

          (B)  for Offshore Rate Loans, 1.625%

     (i)  with respect to Facility 2 Loans:

          (A)  for Base Rate Loans, 0.125%;

          (B)  for Offshore Rate Loans, 1.375%

     "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

     "Bank" has the meaning set forth in the introductory clause hereto.

     "Bank-Related Persons" means the Bank, together with its affiliates, and the officers, directors, employees, agents and attorneys-in-fact of the Bank and such Affiliates.

     "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. 101, et seq.).

     "Base Rate" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by the Bank in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by the Bank based upon various factors including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

     "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

     "Borrowing Date" means any date on which a Loan occurs under Section 2.3.

     "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

     "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

     "Cash Collateralize" means to pledge and deposit with or deliver to the Bank, as additional collateral for the Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Bank. Derivatives of such term shall have corresponding meanings. The Borrower hereby grants to the Bank a security interest in all such cash and deposit account balances. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Bank.

     "CERCLA" has the meaning specified in the definition of "Environmental
Laws."

     "Change of Control" means the election of directors constituting a majority of the Board of Directors of the Borrower who have not been nominated or approved by a majority of Robert Kassel, Maureen Kassel, and Richard Raleigh.

     "Closing Date" means the date on which all conditions precedent set forth in Section 4.1 are satisfied or waived by the Bank.

     "Collateral" means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Borrower and its Subsidiaries in or upon which a Lien now or hereafter exists in favor of the Bank, whether under this Agreement or under any other documents executed by any such Person and delivered to the Bank.

     "Collateral Documents" means, collectively, (i) the Security Agreement and all other security agreements, mortgages, deeds of trust, patent and trademark assignments, lease assignments, guarantees and other similar agreements between the Borrower or any Subsidiary or any Guarantor and the Bank now or hereafter delivered to the Bank pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against the Borrower or any Subsidiary or any Guarantor as debtor in favor of the Bank as secured party, and (ii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

     "Commitment" means the Facility 1 Commitment or the Facility 2 Commitment.

     "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

     "Consolidated EBITDA" means, for any period for the Borrower and its Subsidiaries on a consolidated basis, the sum of net income plus the provision for income tax expense, plus gross interest expense, plus depreciation, plus non-cash amortization, plus losses (or minus gains) on fixed asset sales, minus extraordinary income, plus Consolidated Non-cash Extraordinary Losses; provided that for the purpose of calculating the Leverage Ratio for any period during which an Acquisition occurred, to the extent recent audited financial statements, prepared by accountants of recognized national standing reasonable acceptable to the Bank, are available for the target in such Acquisition, Consolidated EBITDA for such period shall include the relevant financial results for the target for such period (with any adjustments to audited actuals for non-recurring income or expenses satisfactory to the Bank).

     "Consolidated EBITDA (Ampro Adjusted)" means for any period beginning before September 30, 1998, the sum of Consolidated EBITDA for such period plus the product of $875,000 multiplied by the number of fiscal quarters in such period ending on or before September 30, 1998, and (b) for any period beginning on or after October 1, 1998, Consolidated EBITDA.

     "Consolidated Fixed Charges" means, for any period for the Borrower and its Subsidiaries on a consolidated basis, Consolidated Interest Expense (less, to the extent included in such Consolidated Interest Expense, the prepayment penalty paid by the Borrower to Provident Bank in the amount of $765,000) plus scheduled principal payments in respect of indebtedness, plus scheduled payments in respect of capital leases, plus cash payments on capitalized covenants not to compete, earn-up or earn-out agreements or obligations of a similar type.

     "Consolidated Funded Debt" means at any time for the Borrower and its Subsidiaries on a consolidated basis, all Indebtedness and Contingent Obligations of the Borrower and its Subsidiaries.

     "Consolidated Interest Expense" means, for any period for the Borrower and its Subsidiaries on a consolidated basis, (a) the aggregate amount of interest accrued or paid (without duplication) by Borrower and its Subsidiaries during such period including (i) any interest accrued or paid during such period which is capitalized in accordance with GAAP, (ii) the portion of any obligation under capital leases allocable to interest expense in accordance with GAAP, and (iii) the portion of any debt discount that shall be amortized in such period, plus (b) the net amount, if any, payable by Borrower or its Subsidiaries pursuant to any Swap Contracts during such period, minus (c) the net amount, if any, payable to Borrower and its Subsidiaries pursuant to any Swap Contract during such period.

     "Consolidated Interest Expense (Ampro Adjusted)" means for any four fiscal quarter period beginning before September 30, 1998, the product of (a) Consolidated Interest Expense for that portion of such period which is in the 1999 fiscal year and (b) (i) 4.00 if only one fiscal quarter of the 1999 fiscal year is in such period, (ii) 2.00 if only two fiscal quarters of the 1999 fiscal year are in such period, and (iii) 1.33 if three fiscal quarters of the 1999 fiscal year are in such period.

     "Consolidated Net Capital Expenditures" means for any period for the Borrower and its Subsidiaries on a consolidated basis (a) the capital expenditures as the same are (or would in accordance with GAAP be) set forth in a consolidated statement of changes in financial position or cash flows of Borrower and its Subsidiaries for such period less (b) Indebtedness permitted hereby and actually incurred to defray the cost of such capital expenditures.

     "Consolidated Non-cash Extraordinary Losses" means, for any period for the Borrower and its Subsidiaries on a consolidated basis, non-cash extraordinary losses attributable to the write-down in book value of fixed assets and other non-cash extraordinary losses the Bank determines do and will not have an adverse effect on Consolidated EBITDA during the period from the Closing Date to the Facility 1 Maturity Date.

     "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse,
(a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations other than in respect of Swap Contracts, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Swap Contracts, shall be equal to the Swap Termination Value.

     "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

     "Conversion/Continuation Date" means any date on which, under Section 2.4, the Borrower (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

     "Default" means (a) any Event of Default or (b) any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

     "Disposition" means (i) the sale, lease, conveyance or other disposition of property, other than sales or other dispositions expressly permitted under subsection 7.2(a) or 7.2(b), and (ii) the sale or transfer by the Borrower or any Subsidiary of the Borrower of any equity securities issued by any Subsidiary of the Borrower and held by such transferor Person.

     "Dollars," "dollars" and "$" each mean lawful money of the United States.

     "Earn-out Amounts" means for any Acquisition by the Borrower or any of its Subsidiaries, actual amounts paid and the amount of payments that such Person is obligated to make in the future under any covenant not to compete, consulting agreements, earn-up or earn-out agreements and other deferred payment obligations incurred in connection with such Acquisition (the amount of any future payments that such Person is obligated to pay but has not yet paid as of the date of calculation may be estimated by the Borrower applying reasonable assumptions and facts known to the Borrower at the time of calculation and discounted to present value using the Base Rate as in effect on the date of determination).

     "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by the Borrower.

     "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA Affiliate" means the Borrower and any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of
Section 414(b) or (c) of the IRC (and Sections 414(m) and (o) of the IRC for purposes of provisions relating to Section 412 of the IRC).

     "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan;
(b) a withdrawal by any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any ERISA Affiliate.

     "Eurodollar Reserve Percentage" has the meaning specified in the definition of "Offshore Rate".

     "Event of Default" means any of the events or circumstances specified in
Section 8.1.

     "Event of Loss" means, with respect to any property, any of the following:
(a) any loss, destruction or damage of such property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

     "Excess Cash" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum, without duplication, of net income for such period, plus income tax expense for the period, plus gross cash interest expense for such period, plus depreciation and amortization expense for such period, minus non-cash extraordinary income or gains for such period, plus non-cash extraordinary expenses and losses for such period, minus gains on sales of fixed assets during such period, plus losses on sale of fixed assets during such period, minus capital expenditures for such period (net of the net proceeds of purchase money financing) plus net proceeds from the sale of fixed assets during such period, minus income taxes payable in respect to the period, minus gross interest expense for such period, minus scheduled principal payments during such period, minus cash payments during such period in respect of covenants not to compete, consulting agreements, "earn-out" and "earn-up" agreements and other deferred payment obligations entered into in connection with Acquisitions permitted by Section 7.4 (d), to the extent such payments do not result in a reduction of net income.

     "Exchange Act" means the Securities Exchange Act of 1934.

     "Facility 1 Commitment" means the agreement of the Bank to lend under
Section 2.1(a) in an aggregate amount at any time outstanding not exceeding $25,000,000, less the cumulative amounts of all reductions in the Facility 1 Commitment pursuant to Section 2.5 or Section 2.7.

     "Facility 1 Loan" has the meaning set forth in Section 2.1(a).

     "Facility 1 Maturity Date" means September 30, 2004.

     "Facility 2 Commitment" means the agreement of the Bank to lend under
Section 2.1(b) in an aggregate amount at any time outstanding not exceeding $20,000,000, less the cumulative amounts of all reductions in the Facility 2 Commitment pursuant to Section 2.5.

     "Facility 2 Loan" has the meaning set forth in Section 2.1(b).

     "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

     "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Bank of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Bank.

     "Fee Letter" has the meaning specified in subsection 2.10(a).

     "Financial Projections" means, with respect to any period beginning on any date and ending on September 30, 2004, for the Borrower and its Subsidiaries on a consolidating and consolidated basis, the Borrower's financial plan and projected results of operations for such period, including projected balance sheets, income statements, cashflows, and capital expenditures, together with a statement of the assumptions on which such projections are based, anticipated compliance levels with respect to the financial tests of Section 7.18, and such other matters and in such detail as the Bank may reasonably request, all prepared on a basis consistent with the financial statements most recently delivered to the Banks pursuant to Section 6.1 or Section 5.11 as applicable and otherwise in form and substance satisfactory to the Bank, and accompanied by a certificate of a Responsible Officer of Borrower addressed to the Bank and to the effect that such projections present fairly the anticipation of the Borrower's management with respect to the financial performance of the Borrower on a consolidated basis for the period in question, have been prepared based on the assumptions which the Borrower's management believes are reasonable based on current information, and were based on the information known to the Borrower as of the date of preparation or revision thereof. All Financial Projections shall be on a fiscal quarterly basis for the first full fiscal year covered thereby (and for any portion of the preceding fiscal year covered by such projections) and shall be on a fiscal year basis for the fiscal years following the first full fiscal year included in such projections.

     "Fixed Charge Coverage Ratio" means for any period for the Borrower and its Subsidiaries on a consolidated basis the ratio of (a) Consolidated EBITDA less Consolidated Net Capital Expenditures less consolidated cash taxes to (b) Consolidated Fixed Charges.

     "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

     "Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 3.1.

     "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "Guarantor" means any Person which is a Party to the Guaranty as a guarantor.

     "Guaranty" means the Guaranty substantially in the form of Exhibit E with such changes as the Bank shall have approved.

     "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

     "Hazardous Materials" means all those substances that are regulated by, or which may form the basis of liability under, any Environmental Law, including any substance identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

     "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than accounts payable entered into in the ordinary course of business on ordinary terms, accrued expenses, accrued co-op advertising, and accrued commissions);
(c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) Earn-out Amounts payable by such person, (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

     "Indemnified Liabilities" has the meaning specified in Section 9.5.

     "Indemnified Person" has the meaning specified in Section 9.5.

     "Independent Auditor" has the meaning specified in subsection 6.1(a).

     "Initial Financial Projections" means the financial projections delivered by the Borrower pursuant to Section 4.1(f).

     "Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

     "Interest Coverage Ratio" means for any period for the Borrower and its Subsidiaries on a consolidated basis the ratio of (a) Consolidated EBITDA (Ampro Adjusted) to (b) Consolidated Interest Expense (Ampro Adjusted) (less, to the extent included in such Consolidated Interest Expense, the prepayment penalty paid by the Borrower to Provident Bank in the amount of $765,000) for such period.

     "Interest Payment Date" means, as to any Loan, the last Business Day of each calendar month and each date such Loan is converted into another Type of Loan, and as to an Offshore Rate Loan, the last day of each Interest Period applicable to such Loan.

     "Interest Period" means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter (and any other period that is 12 months or less and is consented to by the Bank in the given instance) as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation;

         provided that:

          (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of an Offshore Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

          (ii) any Interest Period pertaining to an Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

          (iii) no Interest Period for any Facility 1 Loan shall extend beyond the Facility 1 Maturity Date and no Interest Period for any Facility 2 Loan shall extend beyond the Revolving Termination Date (as in effect on the date of commencement of such Interest Period); and

          (iv) no Interest Period applicable to a Facility 1 Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of the Facility 1 Loans unless the aggregate principal amount of Facility 1 Loans represented by Base Rate Loans, or by Offshore Rate Loans having Interest Periods that will expire on or before such date, equals or exceeds the amount of such principal payment.

     "IRC" means the Internal Revenue Code of 1986.

     "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the IRC.

     "Issuance Date" has the meaning specified in Section 2.14(a).

     "Issue" means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing" and "Issuance" have corresponding meanings.

     "Joint Venture" means a partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

     "L/C Advance" means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Loan under Section 2.14(c)(ii).

     "L/C Amendment Application" means an application form for amendment of outstanding standby or commercial documentary letters of credit as shall at any time be in use at the Bank, as the Bank shall request.

     "L/C Application" means an application form for issuances of standby or commercial documentary letters of credit as shall at any time be in use at the Bank, as the Bank shall request.

     "L/C Commitment" means the commitment of the Bank to Issue Letters of Credit from time to time Issued or outstanding under Section 2.14, in an aggregate amount not to exceed on any date the amount of $5,000,000, as the same shall be reduced as a result of a reduction in the L/C Commitment pursuant to
Section 2.5; provided that the L/C Commitment is a part of the Facility 2 Commitment, rather than a separate, independent commitment.

     "L/C Obligations" means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Advances.

     "L/C-Related Documents" means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of the Bank's standard form documents for letter of credit issuances.

     "Lending Office" means the office or offices of the Bank specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office", as the case may be, on the signature pages hereof, or such other office or offices as the Bank may from time to time notify the Borrower and the Bank.

     "Letters of Credit" means any letters of credit (whether standby letters of credit or commercial documentary letters of credit) Issued by the Bank pursuant to Section 2.14.

     "Leverage Ratio" means for any period for the Borrower and its Subsidiaries on a consolidated basis the ratio of (a) Consolidated Funded Debt as at the end of such period to (b) Consolidated EBITDA (Ampro Adjusted).

     "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing.

     "Loan" means an extension of credit by the Bank to the Borrower under
Article II, and may be a Base Rate Loan, or an Offshore Rate Loan (each, a "Type" of Loan), and includes any Facility 1 Loan or Facility 2 Loan.

     "Loan Documents" means this Agreement, the Collateral Documents, the Fee Letters, and all other documents delivered to the Bank in connection with the transactions contemplated by this Agreement.

     "Major Customer" means at any time any customer of the Borrower or any of its Subsidiaries which in the preceding 12 months has accounted for 20% or more of the consolidated sales of the Borrower and its Subsidiaries.

     "Margin Stock" means "margin stock" as such term is defined in Regulation U of the FRB.

     "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, financial condition, financial prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower or any Guarantor to perform under any Loan Document and to avoid any Event of Default; or (c) an adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Loan Document which materially impairs the Bank's ability to collect the Loans or exposes the Bank to loss or liability, or (ii) the perfection or priority of any Lien granted under any of the Collateral Documents as to any material portion of the Collateral.

     "Multiemployer Plan" means a "multiemployer plan," within the meaning of
Section 4001(a)(3) of ERISA, to which any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

     "Net Issuance Proceeds" means, as to any issuance of debt or equity by any Person, cash proceeds and non-cash proceeds received or receivable by such Person in connection therewith, net of out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of such Person.

     "Net Proceeds" means, as to any Disposition by a Person, proceeds in cash, checks or other cash equivalent financial instruments as and when received by such Person, net of: (a) the direct costs relating to such Disposition excluding amounts payable to such Person or any Affiliate of such Person, (b) sale, use or other transaction taxes and capital gains taxes paid or payable by such Person as a direct result thereof, and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition and which was incurred to finance the acquisition of such asset. "Net Proceeds" shall also include proceeds paid on account of any Event of Loss, net of (i) all money actually applied to repair or reconstruct the damaged property or property affected by the condemnation or taking, (ii) all of the costs and expenses actually incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

     "Notice of Borrowing" means a notice in substantially the form of Exhibit
A.

     "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit B.

     "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Borrower to the Bank, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

     "Offshore Rate" means, for any Interest Period, with respect to an Offshore Rate Loan, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Bank as follows:

     Offshore Rate =                  LIBOR
                      1.00 - Eurodollar Reserve Percentage

     Where,

     "Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

     "LIBOR" means the rate of interest per annum determined by the Bank to be the rate of interest (rounded upward to the next 1/16th of 1%)at which dollar deposits in the approximate amount of the amount of the Loan to be made or continued as, or converted into, an Offshore Rate Loan and having a maturity comparable to such Interest Period would be offered by the Bank to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

     The Offshore Rate shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

     "Offshore Rate Loan" means a Loan that bears interest based on the Offshore Rate.

     "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

     "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

     "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

     "Perfection Certificate" means the certificate by the Borrower or a Subsidiary in the form attached hereto as Exhibit G, with such changes as the Bank shall approve.

     "Permitted Liens" has the meaning specified in Section 7.1.

     "Permitted Swap Obligations" means Swap Contracts entered into by the Borrower or its Subsidiaries with the Bank or other swap providers of recognized standing for the purpose of hedging interest rate and foreign exchange risk (and not for speculative purposes) and which have an aggregate notional amount not exceeding $10,000,000.

     "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

     "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower sponsors or maintains or to which the Borrower makes, is making, or is obligated to make contributions and includes any Pension Plan.

     "Reportable Event" means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

     "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

     "Responsible Officer" means the chief executive officer or the president of the Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Borrower, or any other officer having substantially the same authority and responsibility.

     "Revolving Termination Date" means the earlier to occur of:

          (a) October 15, 2001, and

          (b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

     "Security Agreement" means the security agreement between the Borrower, the Guarantors and the Bank in substantially the form of Exhibit F with such changes as the Bank shall have approved.

     "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

     "Solvent" means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the California Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

     "Subordinated Debt" means the Indebtedness outstanding pursuant to the Subordinated Debt Documents.

     "Subordinated Debt Documents" means (a) the Borrower's Junior Subordinated Indenture, dated as of April 17, 1998, between the Borrower and Wilmington Trust Company, trustee, (b) the Borrower's 9.40% Junior Subordinated Deferrable Interest Debenture due April 15, 2028, in the original principal amount of $65,200,000, and (c) the Guarantee Agreement between the Borrower and Wilmington Trust Company, trustee, dated as of April 17, 1998.

     "Subsidiary" of a Person means any corporation , association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Borrower.

     "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

     "Swap Contract" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

     "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Bank based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Bank).

     "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Bank, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which the Bank is organized or maintains a lending office.

     "Type" has the meaning specified in the definition of "Loan."

     "UCC" means the Uniform Commercial Code as in effect in the relevant jurisdiction.

     "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the IRC for the applicable plan year.

     "United States" and "U.S." each means the United States of America.

     "Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Borrower, or by one or more of the other Wholly-Owned Subsidiaries, or both.

     "Year 2000 Problem" means the inability of computers (either hardware or software), as well as embedded microchips in non-computing devices, to perform properly date-sensitive functions with respect to certain dates prior to and after December 31, 1999.

     1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

     (b) The words "hereof," "herein," "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

     (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

          (ii) The term "including" is not limiting and means "including without limitation."

          (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

          (iv) The term "property" includes any kind of property or asset, real, personal or mixed, tangible or intangible.

     (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

     (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

     (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Bank by way of consent, approval or waiver shall be deemed modified by the phrase "in its good faith discretion."

     (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Bank, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Bank merely because of the Bank's involvement in their preparation.

     1.3 Accounting Principles. (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

     (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Borrower.

     ARTICLE II THE CREDITS

     2.1 Amounts and Terms of Commitments.

     (a) Facility 1. The Bank agrees, on the terms and conditions set forth herein, to make loans to the Borrower (each such loan, a "Facility 1 Loan") from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount of the Facility 1 Commitment. Within the limits of the Facility 1 Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.1(a), prepay under Section 2.6 and reborrow under this Section 2.1(a).

     (b) Facility 2. The Bank agrees, on the terms and conditions set forth herein, to make loans to the Borrower (each such loan, a "Facility 2 Loan") from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount, together with the L/C Obligations, not to exceed at any time outstanding the amount of the Facility 2 Commitment. Within the limits of the Facility 2 Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.1(b), prepay under Section 2.6 and reborrow under this Section 2.1(b).

     2.2 Loan Accounts. The Loans made by the Bank shall be evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business. The loan accounts or records maintained by the Bank shall be rebuttable presumptive evidence of the amount of the Loans made by the Bank to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans.

     2.3 Procedure for Borrowing. (a) Each Loan shall be made upon the Borrower's irrevocable written notice delivered to the Bank in the form of a Notice of Borrowing (which notice must be received by the Bank prior to 11:00 a.m. (San Francisco time) (i) three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans; and (ii) on the requested Borrowing Date, in the case of Base Rate Loans, specifying:

          (A) the amount of the Loan, which shall be in an aggregate minimum amount of $500,000 or any multiple thereof;

          (B) the requested Borrowing Date, which shall be a Business Day;

          (C) the Type of Loan; and

          (D) the duration of the Interest Period applicable to such Loan included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Offshore Rate Loan, such Interest Period shall be three months, respectively.

     (b) The proceeds of Loans will then be made available to the Borrower by the Bank at the Lending Office by crediting the account of the Borrower on the books of the Bank.

     (c) After giving effect to any Loan, unless the Bank shall otherwise consent, there may not be more than 10 different Interest Periods in effect.

     2.4 Conversion and Continuation Elections. (a) The Borrower may, upon irrevocable written notice to the Bank in accordance with subsection 2.4(b):

          (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of any other Type of Loans, to convert any such Loans (or any part thereof in an amount not less than $500,000 or any multiple thereof) into Loans of any other Type; or

          (ii) elect, as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $500,000 or any multiple thereof);

provided that if at any time the amount of any Offshore Rate Loans is reduced, by payment, prepayment, or conversion of part thereof to be less than $500,000, such Offshore Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Borrower to continue such Loans as, and convert such Loans into Offshore Rate Loans shall terminate.

     (b) The Borrower shall deliver a Notice of Conversion/Continuation to be received by the Bank not later than 11:00 a.m. (San Francisco time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Offshore Rate Loans; and (ii) on the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

          (A) the proposed Conversion/Continuation Date;

          (B) the aggregate amount of Loans to be converted or continued;

          (C) the Type of Loans resulting from the proposed conversion or continuation; and

          (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

     (c) If upon the expiration of any Interest Period applicable to an Offshore Rate Loan, the Borrower has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans, as the case may be, or if any Default then exists, the Borrower shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

     (d) During the existence of a Default, the Borrower may not elect to have a Loan converted into or continued as an Offshore Rate Loan.

     (e) After giving effect to any conversion or continuation of Loans, unless the Bank shall otherwise consent, there may not be more than 10 different Interest Periods in effect.

     2.5 Voluntary Termination or Reduction of Commitments. The Borrower may, upon not less than three Business Days' prior notice to the Bank (which notice shall be accompanied by the commitment reduction fee specified by Section 2.10(c)), terminate the Commitments, or permanently reduce the Commitments by an aggregate minimum amount of $1,000,000 or any multiple thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the then-outstanding principal amount of the Loans under each Commitment (plus the amount of the L/C Obligations in the case of the Facility 2 Commitment) would exceed the amount of such Commitment as then in effect. Once reduced in accordance with this Section, the Commitments may not be increased. All accrued commitment fees to, but not including the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.

     2.6 Optional Prepayments. Subject to Section 3.4, the Borrower may, at any time or from time to time, upon not less than one Business Days' irrevocable notice to the Bank in the case of Base Rate Loans and three Business Days' irrevocable notice to the Bank in the case of Offshore Rate Loans, ratably prepay Loans in whole or in part, in minimum amounts of $500,000 or any multiple thereof. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.4. Optional prepayments of Facility 1 Loans after the Revolving Termination Date shall be applied ratably to the installments payable under Section 2.8(a).

     2.7 Mandatory Prepayments of Loans; Mandatory Commitment Reductions. (a) Asset Dispositions. If the Borrower or any Subsidiary shall at any time or from time to time make or agree to make a Disposition (other than Dispositions of assets in the ordinary course of business not exceeding $500,000 in total book value in any fiscal year), or shall suffer an Event of Loss, then (i) the Borrower shall promptly notify the Bank of such proposed Disposition or Event of Loss(including the amount of the estimated Net Proceeds to be received by the Borrower or such Subsidiary in respect thereof) and (ii) promptly upon, and in no event later than five days after, receipt by the Borrower or the Subsidiary of the Net Proceeds of such Disposition or Event of Loss, the Borrower shall prepay Facility 1 Loans in an aggregate amount equal to the amount of such Net Proceeds.

     (b) Excess Cash. With respect to each fiscal year ending after the Revolving Termination Date, as soon as the necessary financial information is available to determine the amount, if any, of Excess Cash generated by the Borrower and its Subsidiaries for such fiscal year, but not later than 105 days after such fiscal year,, the Borrower shall prepay Facility 1 Loans in an amount equal to the amount of such Excess Cash.

     (c) Equity Issuance. If, after the Revolving Termination Date, the Borrower shall issue new common or preferred equity, the Borrower shall promptly notify the Bank of the estimated Net Issuance Proceeds of such issuance to be received by the Borrower in respect thereof. Promptly upon, and in no event later than five days after, receipt by the Borrower of Net Issuance Proceeds of such issuance, the Borrower shall prepay the Facility 1 Loans in an aggregate amount equal to 50% of the amount of such Net Issuance Proceeds.

     (d) Utilization. The Borrower shall prepay Facility 2 Loans to the extent, if any, necessary so that after giving effect to such prepayment, the outstanding balance of the Facility 2 Loans shall be zero for at least 30 consecutive days during the period from July 1 to December 1 of each year.

     (e) General. Any prepayments pursuant to this Section 2.7 shall be applied first to any Base Rate Loans then outstanding and then to Offshore Rate Loans with the shortest Interest Periods remaining. The Borrower shall pay, together with each prepayment under this Section 2.7, accrued interest on the amount prepaid and any amounts required pursuant to Section 3.4. Mandatory prepayments of Facility 1 Loans after the Revolving Termination Date shall be applied ratably to the instalments payable under Section 2.8(a). Any prepayments pursuant to this Section 2.7 is subject to the same requirement of notice from the Borrower as a prepayment under Section 2.6.

     (f) Reduction of Commitment. Upon the making of any mandatory prepayment under Section 2.7(a), (b), or (c), the Facility 1 Commitment shall automatically be reduced by an amount equal to the principal repaid, effective as of the earlier of the date that such prepayment is made or the date by which such prepayment is due and payable hereunder. All accrued commitment fees to, but not including the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.

     2.8 Repayment.

     (a) Facility 1 Loans. The Borrower shall repay the following percentages of the total of the Facility 1 Loans outstanding on the Revolving Termination Date on the following dates (each a "Principal Payment Date"):


     Year
     March 31
     June 30
     September 30
     December 31


     2001



     7.50%


     2002
     7.50%
     7.50%
     7.50%
     7.50%


     2003
     7.50%
     7.50%
     7.50%
     10.00%


     2004
     10.00%
     10.00%
     10.00%

And on September 30, 2004, the entire remaining balance of the Facility 1 Loans and all accrued interest thereon shall be immediately due and payable.

     (b) Facility 2 Loans. The Borrower shall repay to the Bank on the Revolving Termination Date the aggregate principal amount of Facility 2 Loans outstanding on such date.

     2.9 Interest. (a) Each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be (and subject to the Borrower's right to convert to other Types of Loans under Section 2.4), plus the Applicable Margin.

     (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under
Section 2.6 or 2.7 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Bank.

     (c) Notwithstanding subsection (a) of this Section, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at a rate per annum which is determined by adding 2% per annum to the Applicable Margin then in effect for such Loans and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Base Rate plus 2%; provided that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus 2%.

     (d) Anything herein to the contrary notwithstanding, the obligations of the Borrower to the Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by the Bank, and in such event the Borrower shall pay the Bank interest at the highest rate permitted by applicable law.

     2.10 Fees. (a) Arrangement Fees. The Borrower shall pay an arrangement fee to the Bank, as required by the letter agreement ("Fee Letter") between the Borrower and the Bank dated September 25, 1998.

     (b) Commitment Fees. The Borrower shall pay to the Bank a commitment fee on the average daily unused portion of each of the Facility 1 Commitment and the Facility 2 Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Bank, equal to 0.375 % per annum in the case of each of the Facility 1 Commitment and the Facility 2 Commitment. Such commitment fees shall accrue from the Closing Date to the Revolving Termination Date and shall be due and payable monthly in arrears on the last Business Day of each calendar month commencing on December 31, 1998, through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any reduction or termination of Commitments under Section 2.5 or Section 2.7, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article IV are not met.

     (c) Commitment Reduction Fees. Contemporaneously upon giving any notice of reduction or termination of a Commitment pursuant to Section 2.5, the Borrower shall pay to the Bank a commitment reduction fee equal to the following percentage of the amount of such reduction or the amount of the Commitment so terminated: 1.0% with respect to reductions or terminations occurring on or before December 31, 1999, and 0.5% with respect reductions or terminations occurring thereafter.

     2.11 Computation of Fees and Interest. (a) All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

     (b) Each determination of an interest rate by the Bank shall be conclusive and binding on the Borrower in the absence of manifest error.

     2.12 Payments by the Borrower. (a) All payments to be made by the Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Bank at the Lending Office, and shall be made in dollars and in immediately available funds, no later than 11:00 a.m. (San Francisco time) on the date specified herein. Any payment received by the Bank later than such time shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

     (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

     2.13 Security and Guaranty. (a) All obligations of the Borrower and its Subsidiaries under this Agreement and all other Loan Documents shall be secured in accordance with the Collateral Documents.

     (b) All obligations of the Borrower under this Agreement and all other Loan Documents shall be unconditionally guaranteed by its Subsidiaries pursuant to the Guaranty.

     2.14 Letters of Credit

     (a) On the terms and conditions set forth herein (i) the Bank agrees, (A) from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date to issue Letters of Credit for the account of the Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with subsections 2.14(b), and (B) to honor drafts under the Letters of Credit; provided that the Bank shall not be obligated to Issue any Letter of Credit if as of the date of Issuance of such Letter of Credit (the "Issuance Date") and after giving effect thereto, the total amount of the L/C Obligations would exceed the L/C Commitment or the total amount of the L/C Obligations and the total amount of the Facility 2 Loans would exceed the Facility 2 Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the

Borrower's ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed; provided that the Bank shall in no event be under any obligation to issue any Letter of Credit if:

          (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to the Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Bank shall prohibit, or request that the Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Bank in good faith deems material to it;

          (ii) the expiry date of any requested Letter of Credit is (A) more than 360 days after the date of Issuance or (B) after the Revolving Termination Date;

          (iii) any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance acceptable to the Bank, or the Issuance of a Letter of Credit shall violate any applicable policies of the Bank;

          (iv) any standby Letter of Credit is for the purpose of supporting the issuance of any letter of credit by any other Person; or

          (v) such Letter of Credit is in a face amount less than $50,000 or to be denominated in a currency other than Dollars.

     (b) Letter of Credit shall be issued, amended, and renewed as follows:

          (i) Each Letter of Credit shall be issued upon the irrevocable written request of the Borrower received by the Bank at least five days prior to the proposed date of issuance. Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to the Bank: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) any documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the Bank may require. Subject to the terms and conditions hereof, the Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower in accordance with the Bank's usual and customary business practices.

          (ii) From time to time while a Letter of Credit is outstanding and prior to the Revolving Termination Date, the Bank will, upon the written request of the Borrower received by the Bank at least five days prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Bank: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Bank may require. The Bank shall be under no obligation to amend any Letter of Credit if: (A) the Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or
     (B) the beneficiary of any such letter of Credit does not accept the proposed amendment to the Letter of Credit.

          (iii) Each request by the Borrower for renewal of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the Bank: (i) the Letter of Credit to be renewed;
     (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiry date of the Letter of Credit; and (iv) such other matters as the Bank may reasonably require. The Bank shall be under no obligation so to renew any Letter of Credit if: (A) the Bank would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Bank that such Letter of Credit shall not be renewed, and if at the time of renewal the Bank shall not have received any L/C Amendment Application from the Borrower with respect to such renewal or other written direction by the Borrower with respect thereto, the Bank shall nonetheless be permitted to allow such Letter of Credit to renew, and the Borrower and the Banks hereby authorize such renewal, and, accordingly, the Bank shall be deemed to have received an L/C Amendment Application from the Borrower requesting such renewal.

          (iv) The Bank may, at its election deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Revolving Termination Date.

          (v) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

     (c) (i) For purposes of subsection 2.1(b), each Issuance of a Letter of Credit shall be deemed to utilize the Facility 2 Commitment by an amount equal to the L/C Obligation under such Letter of Credit.

     (ii) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Bank will promptly notify the Borrower. The Borrower shall reimburse the Bank prior to 12:00 noon (San Francisco time), on each date that any amount is paid by the Bank under any Letter of Credit (each such date, an "Honor Date"), in an amount equal to the amount so paid by the Bank. In the event the Borrower fails to reimburse the Bank for the full amount of any drawing under any Letter of Credit by 12:00 noon (San Francisco time) on the Honor Date, the Borrower shall be deemed to have requested that Base Rate Loans be made by the Bank under the Facility 2 Commitment to be disbursed on the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the Facility 2 Commitment and subject to the conditions set forth in Section 4.2. Any notice given by the Bank pursuant to this subsection 2.14(c)(ii) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

     (iii) With respect to any unreimbursed drawing that is not converted into Loans consisting of Base Rate Loans to the Borrower in whole or in part, because of the Borrower's failure to satisfy the conditions set forth in Section 4.2 or for any other reason, the Borrower shall be deemed to have incurred from the Bank an L/C Advance in the amount of such drawing, which L/C Advance shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus 2% per annum.

     (d) (i) The Borrower agrees that, in paying any drawing under a Letter of Credit, the Bank shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

     (ii) The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. The Bank shall not be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.14(f); provided that, anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Bank, and the Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower prove were caused by the Bank's willful misconduct or gross negligence or the Bank's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation; and (ii) the Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

     (e) The obligations of the Borrower under this Agreement and any L/C-Related Document to reimburse the Bank for a drawing under a Letter of Credit, and to repay any L/C Advance and any drawing under a Letter of Credit converted into Facility 2 Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

          (i) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

          (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

          (iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

          (iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

          (v) any payment by the Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

          (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Borrower in respect of any Letter of Credit; or

          (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a Guarantor;

provided that the foregoing does not constitute a waiver by the Borrower of any claim the Borrower may independently assert against Bank as a result of Bank's gross negligence or wilful misconduct.

     (g) Upon (i) the request of the Bank, (A) if the Bank has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Advance hereunder, or (B) if, as of the Revolving Termination Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (ii) the total L/C Obligations exceeding the L/C Commitment, then the Borrower shall immediately Cash Collateralize the L/C Obligations in an amount equal to such L/C Borrowing, remaining Letters of Credit, or excess, as the case may be.

     (h) In addition to all other fees payable hereunder, the Borrower shall pay to the Bank from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Bank relating to letters of credit as from time to time in effect.

     (i) The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letters of Credit) apply to the Letters of Credit.

     ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY

     3.1 Taxes. (a) Any and all payments by the Borrower to the Bank under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Borrower shall pay all Other Taxes.

     (b) If the Borrower shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to the Bank, then:

          (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), the Bank receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

          (ii) the Borrower shall make such deductions and withholdings;

          (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

          (iv) the Borrower shall also pay to the Bank at the time interest is paid, Further Taxes in the amount that the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

     (c) The Borrower agrees to indemnify and hold harmless the Bank for the full amount of (i) Taxes, (ii) Other Taxes, and (iii) Further Taxes in the amount that the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank makes written demand therefor.

     (d) Within 30 days after the date of any payment by the Borrower of Taxes, Other Taxes or Further Taxes, the Borrower shall furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Bank.

     (e) If the Borrower is required to pay any amount to the Bank pursuant to subsection (b) or (c) of this Section, then the Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Borrower which may thereafter accrue, if such change in the sole judgment of the Bank is not otherwise disadvantageous to the Bank.

     3.2 Illegality. (a) If the Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for the Bank or its applicable Lending Office to make Offshore Rate Loans, then, on notice thereof by the Bank to the Borrower through the Bank, any obligation of the Bank to make Offshore Rate Loans shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to such determination no longer exist.

     (b) If the Bank determines that it is unlawful to maintain any Offshore Rate Loan, the Borrower shall, upon its receipt of notice of such fact and demand from the Bank (with a copy to the Bank), prepay in full such Offshore Rate Loans of the Bank then outstanding, together with interest accrued thereon and amounts required under Section 3.4, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loan.

     (c) If the obligation of the Bank to make or maintain Offshore Rate Loans has been so terminated or suspended, the Borrower may elect, by giving notice to the Bank through the

Bank that all Loans which would otherwise be made by the Bank as Offshore Rate Loans shall be instead Base Rate Loans.

     3.3 Increased Costs and Reduction of Return. (a) If the Bank determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate or in respect of the assessment rate payable by the Bank to the FDIC for insuring U.S. deposits) in or in the interpretation of any law or regulation or (ii) the compliance by the Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans, then the Borrower shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Bank), pay to the Bank, additional amounts as are sufficient to compensate the Bank for such increased costs.

     (b) If the Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation,
(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy and the Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then, upon demand of the Bank to the Borrower, the Borrower shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

     3.4 Funding Losses. The Borrower shall reimburse the Bank and hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

     (a) the failure of the Borrower to make on a timely basis any payment of principal of any Offshore Rate Loan;

     (b) the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/ Continuation;

     (c) the failure of the Borrower to make any prepayment in accordance with any notice delivered under Section 2.6;

     (d) the prepayment (including pursuant to Section 2.7) or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or

     (e) the automatic conversion under Section 2.4 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Borrower to the Bank under this Section and under subsection 3.3(a), each Offshore Rate Loan(and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

     3.5 Inability to Determine Rates. If the Bank determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to subsection 2.9(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Bank of funding such Loan, the Bank will promptly so notify the Borrower. Thereafter, the obligation of the Bank to make or maintain Offshore Rate Loans hereunder shall be suspended until the Bank revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such Notice, the Bank shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans, as the case may be.

     3.6 Certificates of Bank. If the Bank claims reimbursement or compensation under this Article III, it shall deliver to the Borrower (with a copy to the Bank) a certificate setting forth in reasonable detail the amount payable to the Bank hereunder and such certificate shall be presumptive evidence of the contents thereof.

     3.7 Survival. The agreements and obligations of the Borrower in this
Article III shall survive the payment of all other Obligations.


     ARTICLE IV CONDITIONS PRECEDENT

     4.1 Conditions of Initial Loans. The obligation of the Bank to make its initial Loan hereunder is subject to the condition that the Bank shall have received on or before the initial borrowing date all of the following, in form and substance satisfactory to the Bank:

     (a) Credit Agreement. This Agreement executed by each party thereto;

     (b) Resolutions; Incumbency. (i) Copies of the resolutions of the board of directors of the Borrower and each Subsidiary that may become party to a Loan Document authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Person; and

     (ii) A certificate of the Secretary or Assistant Secretary of the Borrower, and each Subsidiary that may become party to a Loan Document certifying the names and true signatures of the officers of the Borrower or such Subsidiary authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

     (c) Organization Documents; Good Standing. Each of the following documents:

          (i) the articles or certificate of incorporation and the bylaws of the Borrower and each Subsidiary party to any Loan Document as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Borrower or such Subsidiary as of the Closing Date; and

          (ii) a good standing or subsistence certificate for the Borrower and each Subsidiary party to any Loan Document from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where the Borrower or such Subsidiary is qualified to do business as a foreign corporation as of a recent date;

     (d) Legal Opinions. (i) an opinion of Tenzer Greenblatt LLP, counsel to the Borrower and the Subsidiaries and addressed to the Bank, substantially in the form of Exhibit D;

     (e) Payment of Fees. Evidence of payment by the Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with reasonable Attorney Costs of the Bank to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Bank's reasonable estimate of reasonable Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Borrower and the Bank); including any such costs, fees and expenses arising under or referenced in Sections 2.10 and 9.4;

     (f) Initial Financial Projections. Financial Projections for the period beginning on July 1, 1998;

     (g) Guaranty and Collateral Documents. The Guaranty, duly executed by each Subsidiary of the Borrower in existence on the Closing Date, and the Security Agreement duly executed by the Borrower and each such Subsidiary, together with the other Collateral Documents, executed by the appropriate party and, in each case, in appropriate form for recording, where necessary, and together with:

          (i) a Perfection Certificate duly completed for each of Borrower and its Subsidiaries and executed by a Responsible Officer;

          (ii) evidence satisfactory to the Bank that there will be filed, registered or recorded all financing statements and other filings, registrations and recordings necessary and advisable to perfect the Liens of the Bank in accordance with applicable law;

          (iii) written advice relating to such Lien and judgment searches as the Bank shall have requested, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens);

          (iv) all certificates and instruments representing Collateral to be delivered to the Bank, together with stock transfer powers or other transfer documents executed in blank with signatures guaranteed as the Bank may specify;

          (v) funds sufficient to pay any filing or recording tax or fee in connection with any and all UCC-1 financing statements;

          (vi) such consents, estoppels, subordination agreements and other documents and instruments executed by landlords, tenants and other Persons party to material contracts relating to any Collateral as to which the Bank shall be granted a Lien, as requested by the Bank; and

          (vii) evidence that all other actions necessary or, in the opinion of the Bank, desirable to perfect and protect the first priority Lien created by the Collateral Documents, and to enhance the Bank's ability to preserve and protect its interests in and access to the Collateral, have been taken;

     (h) Insurance Policies. Standard lenders' payable endorsements with respect to the insurance policies or other instruments or documents evidencing insurance coverage on the properties of the Borrower in accordance with Section 6.6;

     (i) Environmental Review. (i) an environmental site assessment with respect to the real property of Borrower, dated as of a recent date prior to the Closing Date, prepared by a qualified firm acceptable to the Bank, stating, among other things, that such real property is free from Hazardous Materials and that operations conducted thereon are in compliance with all Environmental Laws and
(ii) a fully completed environmental questionnaire in the form previously delivered by the Bank to the Borrower showing, after giving effect to the Ampro Acquisition, that the Borrower is in compliance with Sections 5.12 and 6.11;

     (j) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

          (i) the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date;

          (ii) no Default exists or would result from the initial Loan; and

          (iii) there has occurred since the date of the financial statements referenced in Section 5.11, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;

     (k) Year 2000. A copy of the Borrower's and its Subsidiaries' plan, timetable and budget to address the Year 2000 Problem, together with periodic updates thereof and expenses incurred to date, any third party assessment of the Borrower's and its Subsidiaries' Year 2000 remediation efforts, and any Year 2000 contingency plans, and any estimates of the Borrower's and its Subsidiaries' potential litigation exposure (if any) to the Year 2000 Problem; and

     (l) Other Documents. Such other approvals, opinions, documents or materials as the Bank may request.

     4.2 Conditions to All Loans. The obligation of the Bank to make any Loan (including its initial Loan), to Issue a Letter of Credit, or to continue or convert any Loan under Section 2.4 is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date, Issuance Date, or Conversion/Continuation Date:

     (a) Notice of Borrowing , Issuance, or Conversion/Continuation. The Bank shall have received a Notice of Borrowing, request for Issuance, or a Notice of Conversion/Continuation, as applicable;

     (b) Continuation of Representations and Warranties. The representations and warranties in Article V shall be true and correct on and as of such Borrowing Date, Issuance Date, or Conversion/Continuation Date with the same effect as if made on and as of such Borrowing Date, Issuance Date, or Conversion/Continuation Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

     (c) No Existing Default. No Default shall exist or shall result from such Loan, Issuance or continuation or conversion; and

     (d) Commitment. After giving effect to such Loan or Issuance, (i) the outstanding Facility 1 Loans of the Bank will not exceed the Facility 1 Commitment, the outstanding Facility 2 Loans of the Bank, together with the total amount of L/C Obligations, will not exceed the Facility 2 Commitment, and the total amount of the L/C Obligations will not exceed the L/C Commitment.

Each Notice of Borrowing, request for Issuance, and Notice of Conversion/Continuation submitted by the Borrower hereunder shall constitute a representation and warranty by the Borrower hereunder, as of the date of each such notice and as of each Borrowing Date, Issuance Date, or Conversion/Continuation Date, as applicable, that the conditions in this Section
4.2 are satisfied.


     ARTICLE V REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Bank that:

     5.1 Corporate Existence and Power. The Borrower and each of its
Subsidiaries:

     (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

     (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

     (c) is duly qualified or licensed as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

     (d) is in compliance with all Requirements of Law; except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

     5.2 Corporate Authorization; No Contravention. The execution, delivery and performance by the Borrower and its Subsidiaries of this Agreement and each other Loan Document to which such Person is party, have been duly authorized by all necessary corporate action, and do not and will not:

     (a) contravene the terms of any of that Person's Organization Documents;

     (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or

     (c) violate any Requirement of Law.

     5.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except for recordings or filings in connection with the Liens granted to the Bank under the Collateral Documents) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any of its Subsidiaries of the Agreement or any other Loan Document.

     5.4 Binding Effect. This Agreement and each other Loan Document to which the Borrower or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of the Borrower and any of its Subsidiaries to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     5.5 Litigation. Except as specifically disclosed in Schedule 5.5, to the best knowledge of the Borrower, there are no actions, suits, proceedings, claims or disputes pending, or threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower, or its Subsidiaries or any of their respective properties which:

     (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

     (b) if determined adversely to the Borrower or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

     5.6 No Default. No Default exists or would result from the incurring of any Obligations by the Borrower or from the grant or perfection of the Liens of the Bank on the Collateral. As of the Closing Date, neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 8.1(e).

     5.7 ERISA Compliance.

     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the IRC and other applicable federal or state law. Each Plan which is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. Each ERISA Affiliate has made all required contributions to any Plan subject to Section

412 of the IRC, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the IRC has been made with respect to any Plan.

     (b) To the best knowledge of Borrower, there are no pending or threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

     (c) (i) No ERISA Event has occurred or is reasonably expected to occur;
(ii) no Pension Plan has any Unfunded Pension Liability; (iii) no ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     5.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.12 and
Section 7.7. Neither the Borrower nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

     5.9 Title to Properties. The Borrower and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

     5.10 Taxes. The Borrower and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid, or made adequate provision for the payment of, all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

     5.11 Financial Condition. (a) The audited consolidated financial statements of the Borrower and its Subsidiaries dated June 30, 1998, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year ended on that date, including the notes thereto:

          (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

          (ii) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

          (iii) except as specifically disclosed in Schedule 5.11, show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

     (b) Since June 30, 1998, there has been no Material Adverse Effect.

     5.12 Environmental Matters. (a) Except as specifically disclosed in
Schedule 5.12, the on-going operations of the Borrower and each of its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) result in liability in excess of $500,000 in the aggregate.

     (b) Except as specifically disclosed in Schedule 5.12, the Borrower and each of its Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Borrower and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits.

     (c) Except as specifically disclosed in Schedule 5.12, none of the Borrower, any of its Subsidiaries or any of their respective present property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material.

     (d) Except as specifically disclosed in Schedule 5.12, there are no Hazardous Materials or other conditions or circumstances existing with respect to any property of the Borrower or any Subsidiary, or arising from operations prior to the Closing Date, of the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to Environmental Claims with a potential liability of the Borrower and its Subsidiaries in excess of $500,000 in the aggregate for any such condition, circumstance or property. In addition, (i) neither the Borrower nor any Subsidiary has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials off-site, and
(ii) the Borrower and its Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other applicable Environmental Laws.

     5.13 Collateral Documents. (a) The provisions of each of the Collateral Documents are effective to create in favor of the Bank, a legal, valid and enforceable first priority security interest in all right, title and interest of the Borrower and its Subsidiaries in the collateral described therein; and financing statements have been filed in the offices in all of the jurisdictions listed in the schedule to the Security Agreement and each such Security Agreement has been filed in the U.S. Patent and Trademark Office and the U.S. Copyright Office.

     (b) All representations and warranties of the Borrower and any of its Subsidiaries party thereto contained in the Collateral Documents are true and correct in all material respects, except in the case of previously delivered Perfection Certificates, for such changes as have occurred after the date of the delivery thereof and have been disclosed to the Bank under Section 6.3(g).

     5.14 Regulated Entities. None of the Borrower, any Person controlling the Borrower, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of

1940. The Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

     5.15 No Burdensome Restrictions. Neither the Borrower nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

     5.16 Copyrights, Patents, Trademarks and Licenses, etc. The Borrower or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.5 and to the best knowledge of the Borrower, no claim or litigation regarding any of the foregoing is pending or threatened, and no conflicting patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     5.17 Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 5.17 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 5.17.

     5.18 Insurance. To the best of the Borrower's knowledge, the properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or such Subsidiary operates.

     5.19 Solvency. The Borrower and each of its Subsidiaries are Solvent.

     5.20 Swap Obligations. Neither the Borrower nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations. The Borrower has undertaken its own independent assessment of its consolidated assets, liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.

     5.21 Full Disclosure. None of the representations or warranties made by the Borrower or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Borrower or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Borrower to the Bank prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

     5.22 Year 2000. On the basis of a comprehensive review and assessment of the Borrower's and its Subsidiaries' systems and equipment and inquiry made of the Borrower's and its Subsidiaries' material suppliers, vendors and customers, the Borrower's management is of the view that the Year 2000 Problem, including costs of remediation, will not result in a Material Adverse Effect. To the best knowledge of the Borrower, the Borrower and its Subsidiaries have developed feasible contingency plans adequately to ensure uninterrupted and unimpaired business operation in the event of failure of their own or a third party's systems or equipment due to the Year 2000 Problem, including those vendors, customers, and suppliers, as well as a general failure of or interruption in its communications and delivery infrastructure.

     ARTICLE VI AFFIRMATIVE COVENANTS

     So long as the Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Bank waives compliance in writing:

     6.1 Financial Statements. The Borrower shall deliver to the Bank, in form and detail satisfactory to the Bank:

     (a) as soon as available, but not later than 105 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of BDO Seidman LLP or another nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly in all material respects the financial position and results of operations as at the date and for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified as to (i) going concern, (ii) any limitation in the scope of the audit, or (iii) possible errors generated by financial reporting and related systems due to the Year 2000 Problem;

     (b) as soon as available, but not later than 50 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Borrower and the Subsidiaries;

     (c) Simultaneously with the delivery of each set of financial statements referenced in subsection (a) of this Section 6.1, a copy of an unaudited consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related consolidating statement of income, shareholders' equity and cash flows for such year, certified by a Responsible Officer as having been developed and used in connection with the preparation of the financial statements referred to in subsection 6.1(a), and showing comparisons for such fiscal period to the Financial Projections most recently delivered pursuant to Section 6.2(c) or Section 4.1(f);

     (d) Simultaneously with the delivery of each set of financial statements referenced in subsection (b) of this Section 6.1, a copy of the unaudited consolidating balance sheets of the Borrower and its Subsidiaries, and the related consolidating statements of income, shareholders' equity and cash flows for such quarter, all certified by a Responsible Officer as having been developed and used in connection with the preparation of the financial statements referred to in subsection 6.1(b), and showing comparisons for such fiscal period to the Financial Projections most recently delivered pursuant to Section 6.2(c) or Section 4.1(f); and

     (e) as soon as available, but not later than 90 days after the Closing Date, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 1998, and after giving effect to the Ampro Acquisition on the Closing Date and matters incidental thereto, and accompanied by the opinion of an Independent Auditor which report shall state that such consolidated financial statements present fairly in all material respects the financial position as at the date thereof in conformity with GAAP applied on a basis consistent with prior years.

     6.2 Certificates; Other Information. The Borrower shall furnish to the
Bank:

     (a) concurrently with the delivery of the financial statements referred to in subsection 6.1(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default, except as specified in such certificate;

     (b) concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and (b), a Compliance Certificate executed by a Responsible Officer;

     (c) Within 60 days after the beginning of each fiscal year, Financial Projections for the period commencing with such fiscal year;

     (d) promptly, copies of all financial statements and reports that the Borrower sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Borrower or any Subsidiary may make to, or file with, the SEC;

     (e) promptly upon sending or receipt, copies of any and all management letters and correspondence relating to management letters, sent or received by the Company or any of its Subsidiaries to or from the Independent Auditor;

     (f) upon the request of the Bank, a copy of the Company's and its Subsidiaries' current plan, timetable and budget to address the Year 2000 Problem, together with periodic updates thereof and expenses incurred to date, any third party assessment of the Company's and its Subsidiaries' Year 2000 remediation efforts, and any Year 2000 contingency plans; and

     (g) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary as the Bank may from time to time request.

     6.3 Notices. The Borrower shall notify the Bank:

     (a) promptly upon any Responsible Officer acquiring knowledge of: the occurrence of any Default;

     (b) promptly upon any Responsible Officer acquiring knowledge of (i) any breach or non-performance of, or any default under, any Contractual Obligation of the Borrower or any of its Subsidiaries which could result in a Material Adverse Effect; and (ii) any material dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority;

     (c) promptly upon any Responsible Officer acquiring knowledge of the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary (i) in which the amount of damages claimed is $500,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

     (d) promptly upon any Responsible Officer acquiring knowledge of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Borrower or any Subsidiary or any of their respective properties pursuant to any applicable Environmental Laws, (ii) all other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Borrower or any Subsidiary that could reasonably be anticipated to cause such property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws;

     (e) of any other litigation or proceeding affecting the Borrower or any of its Subsidiaries which the Borrower would be required to report to the SEC pursuant to the Exchange Act, within four days after reporting the same to the SEC;

     (f) promptly upon any Responsible Officer acquiring knowledge of the occurrence of any of the following events affecting any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to any ERISA Affiliate with respect to such event:

          (i) an ERISA Event;

          (ii) a material increase in the Unfunded Pension Liability of any Pension Plan;

          (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the IRC by any ERISA Affiliate; or

          (iv) the adoption of any amendment to a Plan subject to Section 412 of the IRC, if such amendment results in a material increase in contributions or Unfunded Pension Liability;

     (g) promptly upon any Responsible Officer acquiring knowledge of any change of any information set forth in a Perfection Certificate;

     (h) promptly upon any Responsible Officer acquiring knowledge of any material change in accounting policies or financial reporting practices by the Borrower or any of its consolidated Subsidiaries; and

     (i) upon the request from time to time of the Bank, of the Swap Termination Values, together with a description of the method by which such amounts were determined, relating to any then-outstanding Swap Contracts to which the Borrower or any of its Subsidiaries is party.

     Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Borrower or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 6.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

     6.4 Preservation of Corporate Existence, Etc. The Borrower shall, and shall, except as otherwise permitted by Section 7.3, cause each Subsidiary to:

     (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

     (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business;

     (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

     (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

     6.5 Maintenance of Property. The Borrower shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted (and except for casualty losses which are adequately covered by insurance) and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     6.6 Insurance. In addition to insurance requirements set forth in the Collateral Documents, the Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with reputable independent insurers believed to be financially sound, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including workers' compensation insurance, public liability and property and casualty insurance which amount shall not be reduced by the Borrower in the absence of 10 days' prior notice to the Bank. All such insurance shall name the Bank as loss payee/mortgagee and as additional insured, as its interests may appear. Upon request of the Bank, the Borrower shall furnish the Bank at reasonable intervals (but not more than once per calendar year) a certificate of a Responsible Officer of the Borrower (and, if requested by the Bank, any insurance broker of the Borrower) setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section or any Collateral Documents (and which, in the case of a certificate of a broker, were placed through such broker).

     6.7 Payment of Obligations. The Borrower shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

     (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary;

     (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are stayed and being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and

     (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

     6.8 Compliance with Laws. The Borrower shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

     6.9 Compliance with ERISA. The Borrower shall, and shall cause each of the other ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the IRC and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the IRC to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the IRC.

     6.10 Inspection of Property and Books and Records. The Borrower shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiary. The Borrower shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided when an Event of Default exists the Bank may do any of the foregoing at any time during normal business hours and without advance notice.

     6.11 Environmental Laws. (a) The Borrower shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance in all material respects with all Environmental Laws.

     (b) Upon the written request of the Bank, the Borrower shall submit and cause each of its Subsidiaries to submit, to the Bank, at the Borrower's sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to subsection 6.3(d), that could, individually or in the aggregate, result in liability in excess of $500,000.

     6.12 Use of Proceeds. The Borrower shall use the proceeds of the Facility 1 Loans for the sole purpose of making Acquisitions permitted by Section 7.4(d) and shall use the proceeds of the Facility 2 Loans for working capital and other general corporate purposes other than for purposes of undertaking an Acquisition not in contravention of any Requirement of Law or of any Loan Document.

     6.13 Guarantors. The Borrower shall cause (a) each of the Borrower's Subsidiaries on the Closing Date promptly to become a signatory to the Guaranty as a Guarantor on the Closing Date and to become a signatory to the Security Agreement as a grantor and (b) each Person which becomes a Subsidiary of the Borrower after the Closing Date promptly to become a signatory to the Guaranty as a Guarantor and to become a signatory to the Security Agreement as a grantor at the time such Person becomes a such a Subsidiary. Upon any Person becoming a Subsidiary of the Borrower after the Closing Date, the Borrower shall promptly provide a duly completed Perfection Certificate for such Person and executed by a Responsible Officer, together with the documents and instruments relating to such Person the type described in Section 4.1(g) or as the Bank may request.

     6.14 Further Assurances. (a) The Borrower shall ensure that all written information, exhibits and reports furnished to the Bank do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Bank and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgment or recordation thereof.

     (b) Promptly upon request by the Bank, the Borrower shall (and shall cause any of its Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Bank may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Bank the rights granted or now or hereafter intended to be granted to the Bank under any Loan Document or under any other document executed in connection therewith.

     ARTICLE VII NEGATIVE COVENANTS

     So long as the Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Bank waives compliance in writing:

     7.1 Limitation on Liens. The Borrower shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

     (a) any Lien existing on property of the Borrower or any Subsidiary on the Closing Date and set forth in Schedule 7.1 securing Indebtedness outstanding on such date;

     (b) any Lien created under any Loan Document;

     (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.7, provided that no notice of lien has been filed or recorded under the IRC;

     (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

     (e) Liens (other than any Lien imposed by ERISA and other than on the Collateral except for cash deposits made for the specific purpose of serving as security under such Lien) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

     (f) Liens on the property of the Borrower or its Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business; provided that all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

     (g) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Borrower and its Subsidiaries do not exceed $100,000;

     (h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Borrower and its Subsidiaries;

     (i) Liens on assets of corporations which become Subsidiaries after the date of this Agreement, provided that such Liens existed at the time the respective corporations became Subsidiaries and were not created in anticipation thereof and that the amounts thereof do not exceed that permitted by Section 7.5(e);

     (j) purchase money security interests on any property acquired or held by the Borrower or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof,
(ii) such Lien attaches solely to the property so acquired in such transaction,
(iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed that permitted by 7.5(e);

     (k) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder and that the amounts thereof do not exceed that permitted by
Section 7.5(e);

     (l) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the FRB, and
(ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution.

     7.2 Disposition of Assets. The Borrower shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

     (a) dispositions of inventory, or used, obsolete, worn-out or surplus equipment, all in the ordinary course of business;

     (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment; and

     (c) dispositions not otherwise permitted hereunder which are made for fair market value; provided that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate value of all assets so sold by the Borrower and its Subsidiaries, together, shall not exceed in any fiscal year $500,000.

     7.3 Consolidations and Mergers. The Borrower shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

     (a) any Subsidiary may merge with (i) the Borrower if the Borrower is the continuing or surviving corporation or (ii) any one or more Subsidiaries provided that if any transaction is between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary is the continuing or surviving corporation;

     (b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or another Wholly-Owned Subsidiary; and

     (c) any Person may merge or consolidate with a Subsidiary or the Borrower in connection with a transaction permitted by Section 7.4(d) so long as the Borrower or such Subsidiary, as the case may be, is the continuing or surviving corporation.

     7.4 Loans and Investments. The Borrower shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Borrower (together, "Investments"), except for:

     (a) Investments held by the Borrower or Subsidiary in the form of cash equivalents (including money market mutual funds with Pacific Horizon);

     (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

     (c) extensions of credit by the Borrower to any of its Wholly-Owned Subsidiaries or by any of its Subsidiaries to another of its Wholly-Owned Subsidiaries;

     (d) Investments incurred in order to consummate Acquisitions otherwise permitted herein, provided that such Acquisitions comply with the following: (i) each Acquisition is undertaken in accordance with all applicable Requirements of Law; (ii) the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the target is obtained, (iii) the target shall be in the same or a related line of business as the Borrower, (iv) the financial statements for the target for the four fiscal quarter period immediately preceding the date of such Acquisition show adjusted EBITDA of the target of not less than zero, (v) after giving effect to the Acquisition (and any financing related thereto), the Borrower and its Subsidiaries are in pro forma covenant compliance with Section 7.18, (vi) no Default exists or shall occur as a result of the Acquisition, (vii) immediately upon consummation of the Acquisition, the target shall become a Guarantor, and all assets of the target shall become part of the Collateral, free and clear of other Liens, except as otherwise permitted by Section 7.1, (viii) prior to the Acquisition the Bank shall have received and reviewed environmental due diligence on the target in form and substance satisfactory to the Bank, (ix) if such Acquisition involves a total consideration to be paid by the Borrower (including cash, Indebtedness incurred or assumed, value of non-competition agreements, and value of earn-up obligations) exceeding $2,500,000, then the Borrower shall provide a Compliance Certificate to the Bank showing compliance with the Provisions of this Agreement on a pro forma basis after giving effect to such acquisition, (x) if such Acquisition involves Indebtedness incurred or assumed by the Borrower of more than $5,000,000 (including borrowings under this Agreement), then the Borrower shall have delivered to the Bank at the time of such Acquisition (A) pre and post closing balance sheets, and a reconciliation showing the accounting adjustments resulting from such acquisition and (B) revised Financial Projections to the Bank which give effect to such Acquisition and such additional Indebtedness, (xi) such Acquisition, together with any related Acquisitions does not involve a total consideration to be paid by the Borrower (including cash, Indebtedness incurred or assumed, value of non-competition agreements, and value of earn-up obligations) of $10,000,000 or more, and (xii) the aggregate total consideration paid by the Borrower (including cash, Indebtedness incurred or assumed, value of non-competition agreements, and value of earn-up obligations) for all Acquisitions in any fiscal year does not exceed $15,000,000;

     (e) Investments incurred in order to consummate the Ampro Acquisition;

     (f) Investments constituting Permitted Swap Obligations or payments or advances under Swap Contracts relating to Permitted Swap Obligations; and

     (g) Investments in the form of securities received in the ordinary course of business in the settlement of claims or as distributions in payment of claims in an Insolvency Proceeding.

     7.5 Limitation on Indebtedness. The Borrower shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

     (a) Indebtedness incurred pursuant to this Agreement;

     (b) Indebtedness consisting of Contingent Obligations permitted pursuant to
Section 7.8;

     (c) Indebtedness existing on the Closing Date and set forth in Schedule
7.5;

     (d) Subordinated Debt not exceeding $63,250,000 in total principal amount at any time outstanding;

     (e) Indebtedness secured by Liens permitted by subsection 7.1(i), (j) and
(k) in an aggregate amount outstanding not to exceed (i) when taken together with the Indebtedness described in Section 7.5(c), $5,000,000 in the aggregate or (ii) $2,500,000 incurred in any fiscal year; and

     (f) Additional unsecured Indebtedness not to exceed $5,000,000 in the aggregate at any time outstanding.

     7.6 Transactions with Affiliates. Except as set forth in Schedule 7.6, the Borrower shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Borrower, except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

         7.7 Use of Proceeds. The Borrower shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act or (v) except as permitted by
Section 7.4(d), to enter into or consummate any Acquisition.

     7.8 Contingent Obligations. The Borrower shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:

     (a) Endorsements for collection or deposit in the ordinary course of business;

     (b) Permitted Swap Obligations;

     (c) Contingent Obligations of the Borrower and its Subsidiaries existing as of the Closing Date and listed in Schedule 7.8;

     (d) Contingent Obligations with respect to Surety Instruments incurred in the ordinary course of business; and

     (e) Indemnification obligations (i) in favor of directors, officers and employees of the Borrower and its Subsidiaries under applicable corporation statutes, certificates or articles of incorporation, by-laws and employment contracts, (ii) under purchase orders, sales orders and sales agreements pertaining to sales of products by the Borrower and its Subsidiaries, and (iii) under Acquisition agreements in respect of Acquisitions.

     7.9 Joint Ventures. The Borrower shall not, and shall not suffer or permit any Subsidiary to enter into any Joint Venture, other than in the ordinary course of business.

     7.10 Lease Obligations. The Borrower shall not, and shall not suffer or permit any Subsidiary to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except for:

     (a) leases of the Borrower and of Subsidiaries in existence on the Closing Date and any renewal, extension or refinancing thereof;

     (b) operating leases entered into by the Borrower or any Subsidiary after the Closing Date in the ordinary course of business;

     (c) leases entered into by the Borrower or any Subsidiary after the Closing Date pursuant to sale-leaseback transactions permitted under subsection 7.2(d);

     (d) capital leases other than those permitted under clauses (a) and (c) of this Section, entered into by the Borrower or any Subsidiary after the Closing Date to finance the acquisition of equipment to the extent permitted by Section 7.1(k).

     7.11 Restricted Payments. The Borrower shall not, and shall not suffer or permit any Subsidiary to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except that the Borrower may:

     (a) make the payment of any distribution by a Subsidiary of the Borrower to the Borrower or to a Wholly-Owned Subsidiary;

     (b) declare and make dividend payments or other distributions payable solely in its capital stock;

     (c) purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock; and

     (d) declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash in an aggregate amount for all such payments after the Closing Date not exceeding $5,000,000; provided that, immediately after giving effect to such proposed action, no Default would exist.

     7.12 ERISA. The Borrower shall not, and shall not suffer or permit any of the other ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably expected to result in liability of the Borrower in an aggregate amount in excess of $500,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     7.13 Change in Business. The Borrower shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Borrower and its Subsidiaries on the date hereof.

     7.14 Accounting Changes. The Borrower shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary.

     7.15 Subordinated Debt. The Borrower will not, and will not permit any of its Subsidiaries to, (a) consent to any amendment, modification, supplement, waiver or termination of any of the provisions of any Subordinated Debt or (b) make any payment or other distribution on account of the purchase, redemption, retirement, acquisition, or obligations in respect of any Subordinated Debt, provided that, so long as no Event of Default shall have occurred and be continuing under this Agreement, the Borrower and its Subsidiaries shall be entitled to make regularly scheduled payments of interest on account of Subordinated Debt.

     7.16 Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary of the Borrower to, agree to restrict or otherwise limit or condition
(a) the payment of dividends by any Subsidiary of the Borrower to the Borrower or to a Wholly-Owned Subsidiary of the Borrower, or (b) the grant of Liens by the Borrower or any Subsidiary of the Borrower to secure the Obligations.

     7.17 Limitation on Voluntary Payments of Indebtedness. The Borrower will not, and will not permit any Subsidiary of the Borrower to, make any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect to any Indebtedness of the Borrower or any Subsidiary money or securities before such Indebtedness is due for the purpose of paying such Indebtedness when due) any Indebtedness of the Borrower or any Subsidiary other than (i) the Loans, or (ii) Indebtedness of any Subsidiary owing to the Borrower or any other Subsidiary.

     7.18 Financial Covenants.

     (a) Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio for any four fiscal quarter period (on a rolling four quarter basis) to be less than (i) 2.75 to 1.00: for the four fiscal quarter periods ending December 31, 1998, and March 31, 1999, and (ii) 3.00 to 1.00 for the four fiscal quarter periods ending after March 31, 1999.

     (b) Leverage Ratio. The Borrower shall not permit the Leverage Ratio for any four fiscal quarter period (on a rolling four quarter basis) to exceed (i)
4.25 to 1.00: for the four fiscal quarter period ending on December 31, 1998 and for any four fiscal quarter period ending on March 31 of any fiscal year (other than March 31, 1999), (ii) 4.50 to 1.00 for the four fiscal quarter period ending on March 31, 1999, and (iii) 4.00 to 1.00 for any other four fiscal quarter period.

     (c) Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio to be less than (i) 2.00 to 1.00: (A) for the two fiscal quarter period ending March 31, 1999, (B) for the three fiscal quarter period ending June 30, 1999, and (C) for any four fiscal quarter period (on a rolling four quarter basis) ending on or after September 30, 1999, and on or before September 30, 2001, (ii) 1.50 to 1.00 for any four fiscal quarter period (on a rolling four quarter basis) ending after September 30, 2001, and on or before March 31, 2002, and (iii) 1.25 to 1.00 for any four quarter period (on a rolling four quarter basis) ending after March 31, 2002.

     (d) Consolidated EBITDA. The Borrower shall not permit Consolidated EBITDA (Ampro Adjusted) for any four fiscal quarter period (on a rolling four quarter basis) to be less than (i) $19,000,000 for the four fiscal quarter period ending December 31, 1998, (ii) $19,500,000 for the four fiscal quarter period ending March 31, 1999, (iii) $20,000,000 for the four fiscal quarter period ending June 30, 1999, (iv) $22,000,000 for any four fiscal quarter period ending on or after September 30, 1999.

     ARTICLE VIII EVENTS OF DEFAULT

     8.1 Event of Default. Any of the following shall constitute an "Event of Default":

     (a) Non-Payment. The Borrower fails to make, (i) when and as required to be made herein, payments of any amount of principal of any Loan or (iii) within five days after the same becomes due, payment of any interest, fee or any other amount payable hereunder or under any other Loan Document; or

     (b) Representation or Warranty. Any representation or warranty by the Borrower or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Borrower, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document is incorrect in any material respect on or as of the date made or deemed made; or

     (c) Specific Defaults. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.1, 6.2, 6.3 or 6.9 or in
Article VII; or

     (d) Other Defaults. The Borrower or any Subsidiary party thereto fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Borrower by the Bank; or

     (e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $500,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

     (f) Insolvency; Voluntary Proceedings. The Borrower or any Subsidiary (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

     (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Borrower or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Borrower's or any Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Borrower or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or
(iii) the Borrower or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

     (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $500,000; or
(ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $500,000; or (iii) any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $500,000; or

     (i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Borrower or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $500,000 or more, and the same shall remain unvacated and unstayed pending appeal for a period of 10 days after the entry thereof; or

     (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Borrower or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

     (k) Change of Control. There occurs any Change of Control; or

     (l) Loss of Licenses. The Federal Environmental Protection Agency or any other Governmental Authority revokes or fails to renew any material license, permit or franchise of the Borrower or any Subsidiary, or the Borrower or any Subsidiary for any reason loses any material license, permit or franchise, or the Borrower or any Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise; or

     (m) Adverse Change. There occurs a Material Adverse Effect; or

     (n) Loss of Material Customer. Any Major Customer shall substantially cease to purchase inventory form the Borrower or its Subsidiaries or shall announce its intention to do so; or

     (o) Guarantor Defaults. Any Guarantor fails in any material respect to perform or observe any term, covenant or agreement in the Guaranty; or the Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or any Guarantor contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder; or

     (p) Invalidity of Subordination Provisions. The subordination provisions of the Subordinated Debt Documents or any agreement or instrument governing any Subordinated Debt is for any reason revoked or invalidated, or otherwise cease to be in full force and effect, or any holder thereof, or any trustee, agent, or other Person acting on behalf of any such holder, contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder, or the Indebtedness hereunder is for any reason subordinated or does not have the priority contemplated by this Agreement or such subordination provisions; or

     (q) Collateral.

          (i) any provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against the Borrower or any Subsidiary party thereto or the Borrower or any Subsidiary shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

          (ii) any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens.

     8.2 Remedies. If any Event of Default occurs, the Bank may:

     (a) declare the Commitments of the Bank to make Loans and Issue Letters of Credit to be terminated, whereupon such commitments shall be terminated;

     (b) declare the unpaid principal amount of all outstanding Loans and L/C Obligations (including the obligation to Cash Collateralize), all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

     (c) exercise all rights and remedies available to it under the Loan Documents or applicable law ;

provided that upon the occurrence of any event specified in subsection (f) or
(g) of Section 8.1 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of the Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Bank.

     8.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

     ARTICLE IX MISCELLANEOUS

     9.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Bank and the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     9.2 Notices. (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Borrower by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on the signature pages hereof, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on the signature pages hereof; or, as directed to the Borrower or the Bank, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Bank.

     (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II shall not be effective until actually received by the Bank.

     (c) Any agreement of the Bank herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Bank shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Bank shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Bank in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any telephonic or facsimile notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the telephonic or facsimile notice.

     9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

     9.4 Costs and Expenses. The Borrower shall:

     (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse the Bank within five Business Days after demand (subject to subsection 4.1(e)) for all costs and expenses incurred by the Bank in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by the Bank with respect thereto; and

     (b) pay or reimburse the Bank within five Business Days after demand (subject to subsection 4.1(e)) for all costs and expenses (including reasonable Attorney Costs) incurred by it in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding); and

     (c) pay or reimburse the Bank within five Business Days after demand (subject to subsection 4.1(e)) for all appraisal (including the allocated cost of internal appraisal services), audit, environmental inspection and review (including the allocated cost of such internal services), search and filing costs, fees and expenses, incurred or sustained by the Bank in connection with the matters referred to under subsections (a) and (b) of this Section.

     9.5 Borrower Indemnification. (a) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify, defend and hold the Bank-Related Persons, and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

     (b) Survival; Defense. The obligations in this Section shall survive payment of all other Obligations. At the election of any Indemnified Person, the Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person's sole discretion, at the sole cost and expense of the Borrower. All amounts owing under this Section shall be paid within 30 days after demand.

     9.6 Marshalling; Payments Set Aside. The Bank has no obligation to marshall any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment to the Bank, or the Bank exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

     9.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank.

     9.8 Confidentiality. The Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Borrower and provided to it by the Borrower or any Subsidiary, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Borrower or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or
(ii) was or becomes available on a non-confidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower known to the Bank; provided that the Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of the Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Bank or its Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to the Bank's independent auditors and other professional advisors; (G) to any participant in or assignee of the Obligations, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Bank hereunder; (H) as to the Bank or its Affiliates, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any Subsidiary is party or is deemed party with the Bank or such Affiliate; and (I) to its Affiliates.

     9.9 Set-off. In addition to any rights and remedies of the Bank provided by law, if an Event of Default exists or the Loans have been accelerated, the Bank is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Bank to or for the credit or the account of the Borrower against any and all Obligations, now or hereafter existing, irrespective of whether or not the Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. The Bank agrees promptly to notify the Borrower after any such set-off and application made by the Bank; provided that the failure to give such notice shall not affect the validity of such set-off and application.

     9.10 Automatic Debits of Fees. With respect to any commitment fee, arrangement fee, or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Bank under the Loan Documents, the Borrower hereby irrevocably authorizes the Bank to debit any deposit account of the Borrower with the Bank in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in the Bank's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

     9.11 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of the signature page to this Agreement by telecopier shall thereafter also promptly deliver a manually executed counterpart of this Agreement, but the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

     9.12 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     9.13 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Bank and the Bank-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

     9.14 Governing Law and Jurisdiction. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA; PROVIDED THAT THE BANK SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER AND THE BANK CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWER AND THE BANK IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE BORROWER AND THE BANK EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

     9.15 Arbitration.

     (a) This Section concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from: (i) this Agreement

(including any renewals, extensions or modifications of this Agreement); (ii) any document, agreement or procedure related to or delivered in connection with this Agreement; (iii) any violation of this Agreement; or (iv) any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

     (b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

     (c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration. The arbitration will be conducted in California within the following county or counties: City and County of San Francisco.

     (d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this Section is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this Section is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

     (e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

     (f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

     (g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows: (i) the Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings; (ii) the designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections; (iii) the referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and (iv) the award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

     (h) This provision does not limit the right of the Borrower or the Bank to:
(i) exercise self-help remedies such as setoff; (ii) foreclose against or sell any real or personal property collateral; or (iii) act in a court of law, before, during or after the arbitration proceeding to obtain: (A) an interim remedy; and/or (B) additional or supplementary remedies.

     (i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

     (j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

     9.16 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Borrower and the Bank, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized signatories as of the day and year first above written.


     U.S. HOME & GARDEN INC.


     By: /s/ Richard Raleigh
        ------------------------------
     Name: Richard Raleigh
     Title: Chief Operating Officer


     By:
        ------------------------------
     Name:
     Title:

     Address for Notices:

     Attn: Lynda Gustafson
     655 Montgomery Street
     San Francisco, CA  94111

     Telephone: (415) 616-8111
     Facsimile: (415) 616-8110


     BANK OF AMERICA NATIONAL TRUST
     AND SAVINGS ASSOCIATION


     By:/s/ John S. Holmes
        ------------------------------
     Name: John S. Holmes
     Title:

     Address for Notices:

     Attn: John S. Holmes
     San Francisco Regional Commercial
       Banking Office (#1499)
     345 Montgomery Street
     Concourse Level
     San Francisco, CA 94104

     Telephone: (415) 622-4287
     Facsimile: (415) 622-1878

     Lending Office:

     San Francisco Regional Commercial
       Banking Office (#1499)
     345 Montgomery Street
     Concourse Level
     San Francisco, CA 94104